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                                                                     EXHIBIT 10A

                            KEY EXECUTIVE AGREEMENT

   THIS AGREEMENT between Nalco Chemical Company, a Delaware corporation
("Nalco"), and (Name) ("Executive"), dated this 1st day of          , 19  .

                                   Background

   Nalco wishes to attract and retain well-qualified executive and key personnel and to assure both itself and the Executive of continuity of management in the event of any actual or threatened change in control of Nalco;

   Executive desires to continue his/her employment with Nalco and to retain his/her position in the event of any actual or threatened change in control of Nalco;

   Accordingly, the parties agree as follows:

                                   Agreement

   1. Operation of Agreement. The "effective date of this Agreement" shall be the date on which a Change in Control (as described in Section 2) occurs.

   2. Change in Control: The term "Change in Control" shall mean the occurrence at any time of any of the following events:

       (a) Nalco is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation, or reorganization less than 80% of the outstanding voting securities or other capital interests of the surviving, resulting, or acquiring corporation or other legal person are owned in the aggregate by the stockholders of Nalco immediately prior to such merger, consolidation, or reorganization; or

       (b) Nalco sells all or substantially all of its business and/or assets to any other corporation or other legal person, less than 80% of the outstanding voting securities or other capital interests of which are owned in the aggregate by the stockholders of Nalco, directly or indirectly, immediately prior to or after
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                                                                             (2)

           such sale; or

       (c) A report is filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report) each as promulgated pursuant to the Securities Exchange Act of 1934 ("Exchange Act") disclosing that any person (as the term "Person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 20% or more of the issued and outstanding shares of voting securities of Nalco; or

       (d) During any period of two consecutive years, individuals who at the beginning of any such period constitute the Board of Directors of Nalco cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by Nalco's stockholders, of each new Director of Nalco was approved by a vote of at least two-thirds of such Directors of Nalco then still in office who were Directors of Nalco at the beginning of any such period.

   3. Employment. Nalco hereby agrees to continue the Executive in its employ for the period commencing on the effective date of this Agreement and ending on the earlier to occur of the third anniversary of such date or the 62nd birthday of the Executive (the "employment period"), to exercise such authority and perform such executive duties as are commensurate with the authority being exercised and duties being performed by the Executive immediately prior to the effective date of this Agreement, which services shall be performed at the location where the Executive was employed immediately prior to the effective date of this Agreement. The Executive agrees that during the employment period he/she shall devote his/her full business time exclusively to his/her aforesaid executive duties and perform such duties faithfully and efficiently.

   4. Compensation, Compensation Plans, Perquisites. During the employment period, the Executive shall be compensated as follows:

       (a) He/she shall receive an annual salary (to be paid in equal semi-monthly installments) which is not less than his/her annual salary immediately prior to
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                                                                             (3)

           the effective date of this Agreement, with the opportunity for increases, from time to time, which are in accordance with and commensurate with Nalco's regular practices.

       (b) He/she shall be eligible to participate each year on a reasonable basis in bonus, stock option, restricted stock, Management Incentive Plan, Performance Share Plan, and other incentive compensation plans which provide opportunities to receive compensation which are the greater of the opportunities provided by Nalco for executives with comparable duties or the opportunities under any such plans under which he/she was participating immediately prior to the effective date of this Agreement.

       (c) He/she shall be entitled to receive all employee benefits which are the greater of the employee benefits provided by Nalco to executives with comparable duties or the employee benefits to which he/she was entitled immediately prior to the effective date of this Agreement.

   5.  Termination.  The term "Termination" shall mean any one of the following:

       (a) termination by Nalco of the employment of the Executive with Nalco for any reason other than cause. The term "cause" means willful and material breach of this Agreement by the Executive, provided however that unless the Executive's actions are materially damaging Nalco, the Executive shall be given notice of breach and a reasonable opportunity to cure the breach before notice of termination is given. Resignation by the Executive upon occurrence of any of the events listed in Sections 5(b), 5(c), 5(d) or 5(e) shall not constitute "cause," or

       (b) the Executive's death, or physical or mental incapacity which would entitle Executive to permanent disability benefits under Nalco's appropriate plans; or

       (c) resignation of the Executive following a significant change in the nature or scope of the Executive's authorities or duties from those described in Section 3, a reduction in total compensation from that provided in Section 4, or the breach by Nalco of any provision of this Agreement; or
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                                                                             (4)

       (d) resignation of the Executive following a reasonable determination by the Executive that, as a result of a change in control of Nalco and a change in circumstances thereafter significantly affecting his/her position, he/she is unable to exercise the authorities, powers, functions, or duties attached to his/her position and contemplated by
           Section 3 of this Agreement; or

       (e) resignation of the Executive, for any reason, within 90 days after the first anniversary of the date on which a Change of Control occurs.

   6.  Termination Payment.  In the event of Termination of the Executive:

       (a) Nalco shall pay to the Executive, within 30 days of Termination (without actuarial reduction), (i) a lump sum equal to salary payments for the remainder of the employment period at the same salary rate in effect on the date of Termination; (ii) an amount of annual bonus (including, but not limited to, the Management Incentive
           Plan) covering the monthly periods from January 1 of the year of Termination through the end of the employment period, at the greater of (A) the bonus rate for the bonus year immediately prior to the date of Termination, or (B) the estimated bonus rate (assuming a 100% performance rate) for the remaining portion of the employment period; and (iii) under Performance Share Plans granted before the date of Change of Control, all amounts which would have been awarded but for the Termination (assuming 100% payout), the stock portion of the grants to be paid in cash.

       (b) the Executive shall be entitled to and shall receive from Nalco (i) in addition to the benefits provided under any pension benefit plan maintained by Nalco, the pension benefits the Executive would have accrued under such plan if the Executive had remained in the employ of Nalco through the employment period, which benefits will be paid concurrently with, and in addition to, the benefits provided under such pension plan.

       (c) the Executive shall be entitled to and shall receive all employee benefits (including, but not limited to, coverage under any medical insurance, life
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                                                                             (5)

           insurance arrangements or programs) to which the Executive would have been entitled under all employee benefit plans, programs or arrangements maintained by Nalco if the Executive had remained in the employ of Nalco through the employment period.

   7. Non-Competition. The Executive agrees to continue all non-competition and confidentiality provisions during the employment period as specified in his/her existing employment agreement, except in the event of Termination in which case the non-competition provisions shall not apply.

   8. Taxes. In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by Nalco, any affiliate or associated company, trusts established by Nalco, any affiliate or associated company, for the benefit of its employees, to or for the Executive's benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be subject to the excise tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties hereinafter collectively referred to as the "Excise Tax"), the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount calculated such that the sum of the Payment and the Gross-Up Payment, net of all applicable taxes, would be the same as what the Payment would be, net of all applicable taxes, if no Excise Tax were payable. The Company shall pay the Gross-Up Payment to the Executive not later than ten days before the date the Excise Tax is due and payable (excluding any extensions of time for filing obtained by the Employee). In the event the employee does not receive the Gross-Up Payment when due, interest shall accrue on any unpaid portion at the rate of 12% per year, compounded monthly .

   9.  Legal Fees and Expenses:


       (a) It is the intent of Nalco that the Executive shall not be required to incur the expenses associated with the enforcement of his/her rights under this Agreement by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that
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                                                                             (6)

           Nalco has failed to comply with any of its obligations under this Agreement, or in the event that Nalco or any other person takes any action to declare this Agreement void and/or unenforceable, or institutes any litigation designed to deny, and/or to recover from, the Executive the benefits intended to be provided to the Executive hereunder, Nalco irrevocably authorizes the Executive from time to time to retain counsel of his/her choice, at the expense of Nalco as hereafter provided, to represent the Executive in connection with the initiation or defense of any litigation, arbitration, and/or other legal action, whether by or against Nalco or any director, officer, stockholder, or other person affiliated with Nalco, in any jurisdiction. Nalco shall pay and be solely responsible for any and all attorneys' and related fees and expenses incurred by the Executive as a result of Nalco's failure to perform this Agreement or any provision hereof or as a result of Nalco or any person contesting the validity and/or enforceability of this Agreement or any provision hereof.

       (b) Within thirty (30) days after the effective date of this Agreement, the total value of performance of Nalco's obligations under this Agreement shall be secured by an irrevocable clean letter of credit, a conformed copy of which is attached hereto as Exhibit I and is incorporated herein by reference (the "Letter of Credit") issued by The First National Bank of Chicago (the "Bank") for the benefit of the Executive and providing that the total amount of all payments due to be paid by Nalco to the Executive under this Agreement shall be paid on a regular, periodic basis upon presentation by the Executive to the Bank of a statement or statements prepared by the Executive's counsel that such payments are due and owing, and that Nalco has not performed its obligation to make such payments. Nalco shall pay all amounts and take all action necessary to maintain the Letter of
           Credit during the employment period and for two years thereafter and notwithstanding Nalco's complete discharge of such obligations, in the event such Letter of Credit shall be terminated or not renewed, Nalco shall obtain a replacement irrevocable clean letter of credit on substantially the same terms and conditions as contained in the Letter of Credit drawn upon a commercial bank or other financial institution having total assets of at least $6 billion selected by Nalco or any similar arrangement which, in any case, assures the Executive of the benefits of this Agreement.
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                                                                             (7)


   10. Notices. Any notices, requests, demands, and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he/she has filed in writing with Nalco or, in the case of Nalco, at its principal executive offices.

   11. Non-Alienation. The Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law.

   12. Governing Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Illinois.

   13. Amendment. This Agreement may be amended or canceled by mutual agreement of the parties in writing without the consent of any other person and, so long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

   14. Successors to the Company. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of Nalco and any successor of Nalco.

   15. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.



Agreed:                       Nalco Chemical Company


--------------------         ---------------------------------------
(Name of Executive)          (Name of Nalco Authorized Signatory)
(Title of Executive)         (Title)